Exhibit 15

Coopers & Lybrand L.L.P.



Ford Motor Company
The American Road
Dearborn, Michigan


Re:      Ford Motor Company Registration Statement on Form S-8



We are aware that our reports dated April 16, 1997, July 14, 1997 and October 13, 1997 accompanying the unaudited interim financial information of Ford Motor Company and Subsidiaries for the periods ended March 31, 1997 and 1996, June 30, 1997 and 1996 and September 30, 1997 and 1996, and included in the Ford Motor Company Quarterly Report on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, respectively, are incorporated by reference in this Registration Statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of the Act.




/s/Coopers & Lybrand L.L.P.

COOPERS & LYBRAND L.L.P.

400 Renaissance Center
Detroit, Michigan 48243
March 6, 1998